Exibit 99.1

Agilent Names Michael Buckner as Chief Legal Officer

SANTA CLARA, Calif., May 4, 2026 – Agilent Technologies Inc. (NYSE: A) today announced the appointment of Michael Buckner as chief legal officer, effective today.

Buckner brings nearly three decades of experience as a senior global legal executive, with a proven track record of building and leading high-performing teams and deep expertise in complex transactions and regulatory environments.

“We are thrilled to welcome Michael to the Agilent team,” said Padraig McDonnell, Agilent president and CEO. “His experience leading global legal organizations, combined with his expertise across governance, compliance and regulatory matters, will play a key role as we continue to advance our strategy and deliver for our customers and stakeholders worldwide.”

Buckner joins Agilent from Danaher Corp., where he served as vice president, deputy general counsel, and chief M&A counsel. In this role, he led legal strategy for mergers and acquisitions, antitrust, intellectual property transactions, and debt securities, while overseeing a global team. He played a central role in several high-profile transactions, including the acquisition of Abcam and the Veralto spin-off, while advising senior leadership and members of the board on legal strategy and risk management.

Previously, Buckner spent 16 years at General Electric in roles of increasing responsibility, most recently as vice president and chief counsel for mergers and acquisitions, where he served as the company’s lead mergers and acquisitions lawyer globally. Earlier in his career, he held legal roles at Capital One Financial Corp. and in private practice, where he focused on corporate and securities law.

Buckner holds a Bachelor of Arts in history and political science, with high honors, from Rutgers University, and a Juris Doctor from the University of Chicago Law School.

About Agilent Technologies

Agilent Technologies, Inc. (NYSE: A) is a global leader in analytical and clinical laboratory technologies, delivering insights and innovation that help our customers bring great science to life. Agilent’s full range of solutions includes instruments, software, services, and expertise that provide trusted answers to our customers' most challenging questions. The company generated revenue of $6.95 billion in fiscal year 2025 and employs approximately 18,000 people worldwide. Information about Agilent is available at www.agilent.com. To receive the latest Agilent news, subscribe to the Agilent Newsroom. Follow Agilent on LinkedIn and Facebook.

Contacts

INVESTOR CONTACT:

Tejas Savant

+1 302-633-8090

tejas.savant@agilent.com

MEDIA CONTACT:

Kate Coyle

+1 302-633-7490

kate.coyle@agilent.com

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